Exhibit 4.9
THIRD AMENDMENT

TO

AMENDED AND RESTATED OPERATING AGREEMENT

OF

VAN DER MOOLEN SPECIALISTS USA, LLC

Dated: July 1, 2006

THIRD AMENDMENT, dated July 1, 2006 (the “Amendment”), to the Amended and Restated Operating Agreement, dated December 1, 2004, as amended by the First Amendment, dated December 30, 2004, and the Second Amendment dated January 3, 2005 (the “Operating Agreement”), of Van der Moolen Specialists USA, LLC, a New York limited liability company (the “Company”), by and among the entity and individuals listed on Schedule A hereto (each, a “Member” and collectively, the “Members”).

WHEREAS, Robert M. Spiegelberg terminated as a Member of the Company effective as of January 31, 2005; Harold Yosco and Gregory R. Wertz terminated as Members of the Company effective as of April 30, 2005; John F.X. Dolan, M. Andica Kunst and Daniel P. Morrissey terminated as Members of the Company effective as of May 31, 2005; Robert J. Burke, Charles P. Dolan,  Kevin J. Lyden, Terrence P. Burns, and Christopher C. Smith terminated as Members of the Company effective as of June 30, 2005; Philip T. Keating terminated as a Member of the Company effective August 31, 2005; Mark J. Mazzella terminated as a Member of the Company effective December 31, 2005 and Stephen M. Scavone terminated as a Member of the Company effective March 31, 2006, and

WHEREAS, Carmen Barone, William C. Quinn, Kenneth B. Smythe, and William P. White will become Members of the Company as of the date of this Agreement, and the Members have determined to compensate them as if they had become Members of the Company on July 1, 2005; and

WHEREAS, Michael J. Sokoll will become a Member of the Company as of the date of this Agreement, and the Members have determined to compensate him as if he had become a Member of the Company on October 1, 2005; and

WHEREAS, Joseph A. Creen, Jr. will become a Member of the Company as of the date of this Agreement, and the Members have determined to compensate him as if he had become a Member of the Company on December 1, 2005; and

WHEREAS, William T. Brazier, Geoffrey D. Friedman, Brian D. Langer, Matthew J. Mandola, Matthew W. Markiewicz, Brian K. Schaeffer, Michael J. Sherman and William S. Sonner will become Members of the Company as of the date of this Agreement, and

WHEREAS, The Members have determined to: (i) allocate a portion of the Float Percentage among the Members; (ii) revise the Profit and Loss Percentages of Members; (iii) reduce the Stated Capital of the Company from $* to $* million; (iv) amend Schedule A to the Operating Agreement of the Company to reflect the foregoing changes, (v) revise Section 4.2 of the Operating Agreement (“Withdrawals of Capital”), and (vi) revise Section 5.5 of the Operating Agreement (“Indemnification”).

NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth in this Amendment, the Members hereby agree as follows:

1.         Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

2.         Carmen Barone, William C. Quinn, Kenneth B. Smythe, and William P. White will become Members of the Company as of the date of this Agreement, and will be compensated as if they had become Members of the Company on July 1, 2005.  Michael J. Sokoll will become a Member of the Company as of the date of this Agreement, and will be compensated as if he had become a Member of the Company on October 1, 2005.  Joseph A. Creen, Jr. will become a Member of the Company as of the date of this Agreement, and will be compensated as if he had become a Member of the Company on December 1, 2005.  William T. Brazier, Geoffrey D. Friedman, Brian D. Langer, Matthew J. Mandola, Matthew W. Markiewicz, Brian K. Schaeffer, Michael J. Sherman and William S. Sonner will become Members of the Company as of the date of this Agreement.

3.         Schedule A to the Operating Agreement is hereby deleted and Schedule A annexed to this Amendment shall be substituted therefor.

4.         Section 4.2 of the Operating Agreement (“Withdrawals of Capital”) shall be amended to read as follows:

Section 4.2.  Withdrawals of Capital.  In addition to the distributions provided for in Section 4.1, a Member may request a distribution of his capital from the Company.  The Management Committee may approve such a request in whole or part subject to satisfaction of each of the following conditions: (1) the Management Committee, in its sole and absolute discretion, determines that the payment of the distribution is in the best interest of the Company given the circumstances prevailing at the time and taking into account such economic, business, regulatory and other facts and considerations as the Management Committee may deem relevant, (2) without the prior written approval of the NYSE, no portion of a Member’s capital may be withdrawn by the Member on less than six-months written notice of such withdrawal given no sooner than six months after such capital was contributed to the Company, (3) assuming the distribution to the Member of his capital, the Company is in compliance with Rule 15c3-1 under the 34 Act, and (4)  the distribution does not reduce the Member’s Capital Account below his Stated Capital.

5.         Section 5.5 of the Operating Agreement (“Indemnification”) shall be amended to read as follows:

Section 5.5.  Indemnification.

(a)           The Company shall indemnify and hold harmless any person (the “Indemnified Party”) who becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of such Indemnified Party’s activities on behalf of the Company, whether as a Member of the Company or a member of the Management Committee, or as an officer, shareholder, member, director, agent or employee of either such Member, against losses, damages, claims or expenses actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding, for which such Indemnified Party has not otherwise been reimbursed (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement), if such Indemnified Party acted, in good faith, for a purpose which he or she reasonably believed to be in, (or, in the case of service undertaken at the request of the Company for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise,) not opposed to, the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that no indemnification may be made to or on behalf of any Indemnified Party if a judgment or other final adjudication adverse to such Indemnified Party establishes (i) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) that such person personally gained a financial profit or other advantage to which he or she was not legally entitled.

(b)           The Company shall indemnify or advance expenses in accordance with Section 5.5(a) above to any Indemnified Person; provided, however, that such expenses shall be paid only upon prior receipt by the Company of an undertaking, by or on behalf of such Indemnified Person and satisfactory in form and substance to the Company, to repay any such amount so reimbursed or advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Indemnified Person is not entitled to be indemnified for such expenses in accordance with the provisions of paragraph (a) above.  The Company’s obligation to pay any such reimbursement or advance is also subject to its prior receipt of documentation reasonably satisfactory to it of the nature and amount of any such expenses.  Upon any such ultimate determination that the Indemnified Person is not entitled to be indemnified, the Indemnified Person shall forthwith repay to the Company all amounts so reimbursed or advanced to such Indemnified Person hereunder.

(c)           The members of the Management Committee shall not be liable to the Company or the Members (i) for mistakes of judgment or for any act or omission suffered or taken by it, or for losses due to any such mistakes, action or inaction, except to the extent that the mistake, action, or inaction was caused by the gross negligence or willful misconduct of such member of the Management Committee or (ii) for the willful misfeasance, negligence, bad faith or other conduct of any independent contractor of the Company selected by the Management Committee, provided that such independent contractor was selected, engaged or retained and continued in good faith.

(d)           A member of the Management Committee may consult with legal counsel or accountants selected in each case by the Management Committee and any action or omission suffered or taken in good faith in reliance and accordance with the written opinion or advice of any such counsel or accountants (provided such have been selected with reasonable care) shall be full protection and justification with respect to the action or omission so suffered or taken.

(e)           In the event that any Member shall, notwithstanding the provisions of Section 609 of the Act to the contrary (and solely as a result of the inapplicability, or deemed inapplicability of such provision of the Act), become liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, then the Company shall indemnify such Member and hold such Member harmless from and against any such liability of such Member (together with reasonable attorneys’ fees and expenses in defending against any claimant seeking to impose any such liability) to the extent that it related to or arose out of any action taken or any transaction effected by the Management Committee under this Agreement or any action which the Management Committee failed to take or any transaction which the Management Committee failed to effect and which the Members or the Management Committee was obligated to take or effect under this Agreement.  Nothing in the preceding provisions of this paragraph shall affect the rights of the Company against a Member for the acts or omissions to act of that Member.

(f)           Neither a Member nor a member of the Management Committee shall be personally liable to any other Member for any payment to the other Member with respect to the other Member’s interest in the Company, any and all of which payments shall be made solely from, and to the extent of, the Company’s assets.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Members have executed this Amendment which may be signed in counterparts which, when taken together, shall constitute one and the same Amendment, as of the date and year first written above.

MILL BRIDGE IV, LLC

By:
Name:

CARMEN BARONE	JASON N. BLATT

WILLIAM T. BRAZIER	NICHOLAS R. BRIGANDI

JAMES J. CAMANELLA	MATTHEW C. CEBULSKI

FORREST CLOSE, II	JOSEPH A. CREEN, JR.

CHRISTOPHER S. DEARBORN	JAMES E. DEMAIRA, JR.

ROBERT B. FAGENSON	PAUL D. FRANKEL

GEOFFREY D. FRIEDMAN	ANDREW J. GRABOWSKI

ROBERT W. GRAHAME	STEPHEN R. GREEN

THOMAS M. GREENHILL	STEVEN GROSSMAN

MARK A. INNAIMO	BRIAN D. LANGER

MATTHEW J. MANDOLA	MATTHEW W. MARKIEWICZ

SCOTT E. MAZZELLA	MICHAEL J. MCDONNELL

SCOTT E. MCMAHON	JAMES L. MILLER

DAVID A. MIRANDA	IRWIN MISSHULA

JOHN D. MONAHAN	NICHOLAS S. ORLANDO

ERIC B. OSCHER	THOMAS PERRY

WILLIAM C. QUINN	STEVEN M. RUBINSTEIN

EDWARD J. SCAVONE	JAMES J. SCAVONE

THOMAS E. SCAVONE	BRIAN K. SHCAEFFER

THOMAS H. SHAFER	MICHAEL J. SHERMAN

STEPHEN J. SHERMAN	KENNETH B. SMYTHE

MICHAEL J. SOKOLL	WILLIAM S. SONNER

GREGG F. SORRENTINO	LOUIS J. SPINA

MARTIN B. STEINTHAL, III	GLEN R. SURNAMER

JOSEPH A. TALENTO	JOSEPH V. TALENTO

ALBERT VEENSTRA	THOMAS J. VERDIGLIONE

MARK E. WAGNER	WILLIAM P. WHITE

Schedule A

to

AMENDED AND RESTATED OPERATING AGREEMENT

of

VAN DER MOOLEN SPECIALISTS USA, LLC

Dated: as of July 1, 2006

MEMBERS
Name	Address	Stated Capital ($)	Profit and Loss Percentage (%)
Mill Bridge IV, LLC	45 Broadway, 29th Fl. New York, NY 10006	*	75.0000
Carmen Barone	* Staten Island, NY 10312	*	*
Jason N. Blatt	*	*	*
William T. Brazier	*	*	*
Nicholas Brigandi	*	*	*
James J. Campanella	*	*	*
Matthew C. Cebulski	*	*	*
Forrest Close, II	*	*	*
Joseph A. Creen, Jr.	*	*	*
Christopher S. Dearborn	*	*	*
James E. DeMaira, Jr.	*	*	*
Robert B. Fagenson	*	*	*
Paul D. Frankel	*	*	*
Geoffrey D. Friedman	*	*	*

MEMBERS
Name	Address	Stated Capital ($)	Profit and Loss Percentage (%)
Andrew J. Grabowski	*	*	*
Robert W. Grahame	*	*	*
Stephen R. Green	*	*	*
Thomas M. Greenhill	*	*	*
Steven Grossman	*	*	*
Mark A. Innaimo	*	*	*
Brian D. Langer	*	*	*
Matthew J. Mandola	*	*	*
Matthew W. Markiewicz	*	*	*
Scott E. Mazzella	*	*	*
Michael J. McDonnell	*	*	*
Scott E. McMahon	*	*	*
James L. Miller	*	*	*
David A. Miranda	*	*	*
Irwin Misshula	*	*	*
John D. Monahan	*	*	*
Nicholas R. Orlando	*	*	*
Eric B. Osher	*	*	*
Thomas Perry	*	*	*

MEMBERS
Name	Address	Stated Capital ($)	Profit and Loss Percentage (%)
William C. Quinn	*	*	*
Steven M. Rubinstein	*	*	*
Edward J. Scavone	*	*	*
James J. Scavone	*	*	*
Thomas E. Scavone	*	*	*
Brian K. Schaeffer	*	*	*
Thomas H. Shafer	*	*	*
Michael J. Sherman	*	*	*
Stephan J. Sherman	*	*	*
Kenneth B. Smythe	*	*	*
Michael J. Sokoll	*	*	*
William S. Sonner	*	*	*
Gregg F. Sorrentino	*	*	*
Louis J. Spina	*	*	*
Martin B. Steinthal III	*	*	*
Glen R. Surnamer	*	*	*
Joseph A. Talento	*	*	*

MEMBERS
Name	Address	Stated Capital ($)	Profit and Loss Percentage (%)
Joseph V. Talento	*	*	*
Albert Veenstra	*	*	*
Thomas J. Verdiglione	*	*	*
Mark E. Wagner	*	*	*
William P. White	*	*	*
Float Percentage		*	*
	TOTAL	*	*

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